Exhibit 12(a)(1)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION (“TIAA”),

COLLEGE RETIREMENT EQUITIES FUND, TIAA-CREF FUNDS,

TIAA-CREF LIFE FUNDS, TIAA SEPARATE ACCOUNT VA-1, TIAA REAL

ESTATE ACCOUNT, AND TIAA SEPARATE ACCOUNT VA-3

(COLLECTIVELY, THE “FUNDS”)

CODE OF ETHICS

FOR

SENIOR FINANCIAL OFFICERS

Introduction

The honesty, integrity and sound judgment of the principal executive officers, principal financial officers, principal accounting officers and controllers of TIAA and the Funds (such officers and controllers are collectively referred to herein as the Senior Financial Officers) is fundamental to our reputation and success. Thus, in addition to complying with any other applicable corporate code of conduct, each Senior Financial Officer is subject to this Code.

Specific Provisions

Conflicts of Interest. Each Senior Financial Officer should avoid actual or apparent conflicts of interest between personal and professional relationships.

A “conflict of interest” occurs when a Senior Financial Officer’s personal interest interferes with the interests of TIAA and the Funds. For example, the Senior Financial Officer should not cause TIAA and the Funds to take action, or fail to take action, for the personal benefit of the Senior Financial Officer rather than the benefit of TIAA and the Funds. Other conflicts could occur from outside business activities that detract from an individual’s ability to devote appropriate time and attention to TIAA and the Funds. Any questions relating to potential conflict of interest situations should be discussed with the Executive Vice President, Chief Legal Officer.

Complete and Accurate Disclosures. Each Senior Financial Officer is required to be familiar, and comply, with the TIAA and the Funds disclosure controls and procedures so that the TIAA and the Funds documents filed with the SEC comply in all material respects with applicable federal securities laws. In addition, each Senior Financial Officer having direct or supervisory authority regarding SEC filings for TIAA and the Funds and other public communications should, to the extent appropriate within his or her area of responsibility, consult with other TIAA and the Funds officers and employees, or individuals contracted to perform such tasks, and take appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each Senior Financial Officer must:

•	Familiarize himself or herself with the disclosure requirements applicable to TIAA and the Funds as well as the business and financial operations of TIAA and the Funds;

•	Not knowingly misrepresent, or cause others to misrepresent, facts about TIAA and the Funds to others, whether within or outside TIAA and the Funds, including to the TIAA and the Funds’ internal auditors, independent Trustees, independent auditors, and to governmental regulators and self-regulatory organizations; and

•	Adhere to the standards and restrictions imposed by applicable laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

Reporting and Accountability. Each Senior Financial Officer must:

•	Upon receipt of this Code, sign and submit to the Corporate Controller’s Area an acknowledgment stating that the Senior Financial Officer has received, read, and understands the Code;

•	Annually thereafter submit a form to the Corporate Controller’s Area confirming that the Senior Financial Officer has received, read and understands the Code and has complied with its requirements; and

•	Notify the Executive Vice President, Chief Legal Officer promptly if the Senior Financial Officer becomes aware of any existing or potential violation of the Code. Failure to do so is a violation of the Code.

Except as described otherwise below, the Executive Vice President, Chief Legal Officer is responsible for applying this Code to specific situations and has the authority to interpret and apply this Code to any particular situation. The Executive Vice President, Chief Legal Officer shall take all action he or she considers appropriate to investigate any actual or potential violations reported to him or her.

The Audit Committee of the TIAA Board of Trustees (the ‘TIAA Audit Committee”) and the Audit and Compliance Committees of the Boards of Trustees and Management Committee, as applicable, of the Funds (collectively, the “Funds Audit and Compliance Committees”) shall have the sole discretionary authority to approve any deviation or waiver from this Code for their respective Senior Financial Officers. Any waiver, including an implicit waiver, shall be promptly disclosed as required through either an

SEC filing or a posting on the TIAA and the Funds’ Internet website. Such disclosure shall include a brief description of the nature of the waiver, the name of the person to whom the waiver was granted, and the date of the waiver. For purposes of such disclosure, (i) the term “waiver” means the approval by the TIAA Audit Committee or the Funds Audit and Compliance Committees of a material departure from a provision of this Code of Ethics, and (ii) the term “implicit waiver” means the TIAA Audit Committee or the Funds Audit and Compliance Committees’ failure to take action within a reasonable period of time regarding a material departure from a provision of this Code.

TIAA and the Funds will promptly disclose any amendment to this Code in accordance with the SEC rules.